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                            CERTIFICATE OF AMENDMENT
                  TO THE RESTATED CERTIFICATE OF INCORPORATION

                SERIES B PARTICIPATING CUMULATIVE PREFERRED STOCK

                                       of

                              THE CHUBB CORPORATION

                      Pursuant to Section 14A:7-2(4) of the
                       New Jersey Business Corporation Act

     The undersigned DOES HEREBY CERTIFY:

     FIRST: That the name of the corporation is THE CHUBB CORPORATION.

     SECOND: That the following resolution was duly adopted by the Board of Directors of The Chubb Corporation, a New Jersey corporation (hereinafter called the "CORPORATION"), at a meeting duly convened and held on March 12, 1999, at which a quorum was present and acting throughout:

     RESOLVED: That pursuant to the Restated Certificate of Incorporation of the Corporation, as amended (hereinafter called the "CERTIFICATE OF INCORPORATION"), the By-Laws of the Corporation and the New Jersey Business Corporation Act, the Board of Directors hereby creates a series of authorized Preferred Stock of the Corporation, designated as "Series B Participating Cumulative Preferred Stock", and hereby amends the Certificate of Incorporation by deleting Section B-1 thereof and by adding the following Section B-1 immediately following Section B of Article Fourth of the Certificate of Incorporation so that the designation and the relative voting, dividend, liquidation, conversion and other rights, preferences and limitations of such shares, in addition to those set forth in Section B of the Certificate of Incorporation, are as follows:
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     Section B-2. Provisions Relating to Series B Participating Cumulative
                  Preferred Stock.

     1. Designation and Amount. The shares of such series shall be designated as "SERIES B PARTICIPATING CUMULATIVE PREFERRED STOCK" and the number of shares constituting such series shall be 300,000.

     2. Dividends and Distributions.

     (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series B Participating Cumulative Preferred Stock with respect to dividends, the holders of shares of Series B Participating Cumulative Preferred Stock, in preference to the shares of Common Stock, par value $1 per share, of the Company (the "COMMON STOCK"), and any other stock of the Company junior to the Series B Participating Cumulative Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 15, June 15, September 15 and December 15 in each year (each such date being referred to herein as a "QUARTERLY DIVIDEND PAYMENT DATE"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Participating Cumulative Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Participating Cumulative Preferred Stock. In the event the Company shall at any time after March 12, 1999 (the "RIGHTS DECLARATION DATE")
(i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Participating Cumulative Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the


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denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) Subject to the provisions of paragraph 17 of Section B of this Article Fourth, the Company shall declare a dividend or distribution on the Series B Participating Cumulative Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Participating Cumulative Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Participating Cumulative Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Participating Cumulative Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Participating Cumulative Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Participating Cumulative Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Participating Cumulative Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

     3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series B Participating Cumulative Preferred Stock shall have only the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Participating Cumulative Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Company, and each fractional share of Series B Participating Cumulative


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Preferred Stock shall entitle the holder thereof to a pro rata fractional vote.
In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Participating Cumulative Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series B Participating Cumulative Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

     (C) (i) If at any time dividends on any Series B Participating Cumulative Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "DEFAULT PERIOD") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Participating Cumulative Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series B Participating Cumulative Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two Directors.

     (ii) During any default period, such voting right of the holders of Series B Participating Cumulative Preferred Stock may be exercised initially at a special meeting called pursuant to sub-paragraph (iii) of this paragraph 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 33-1/3 percent in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual


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meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series B Participating Cumulative Preferred Stock.

     (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this sub-paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Series B Participating Cumulative Preferred Stock outstanding. Notwithstanding the provisions of this sub-paragraph (C)(iii), no such special meeting shall be called during the period within 90 days immediately preceding the date fixed for the next annual meeting of the stockholders.

     (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in sub-paragraph
(C)(ii) of this paragraph 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant.


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     (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of sub-paragraph (C)(ii) of this paragraph 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors occurring after the expiration of a default period shall be filled in the manner provided for in the certificate of incorporation or by-laws.

     (D) Except as set forth herein, holders of Series B Participating Cumulative Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     4. Certain Restrictions.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Participating Cumulative Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Participating Cumulative Preferred Stock outstanding shall have been paid in full or set aside for payment, the Company shall not:

          declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Participating Cumulative Preferred Stock;

          declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Participating Cumulative Preferred Stock, except dividends paid ratably on the Series B Participating Cumulative Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Participating Cumulative Preferred Stock, provided that the Company may at any time


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     redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Participating Cumulative Preferred Stock; or

          purchase or otherwise acquire for consideration any shares of Series B Participating Cumulative Preferred Stock, or any shares of stock ranking on a parity with the Series B Participating Cumulative Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     5. Reacquired Shares. Any shares of Series B Participating Cumulative Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

     6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Participating Cumulative Preferred Stock unless, prior thereto, the holders of shares of Series B Participating Cumulative Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Participating Cumulative Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, of not less than 1000 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or


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winding up) with the Series B Participating Cumulative Preferred Stock, except distributions made ratably on the Series B Participating Cumulative Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Participating Cumulative Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Participating Cumulative Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Participating Cumulative Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     8. No Redemption. The shares of Series B Participating Cumulative Preferred Stock shall not be redeemable.

     9. Rank. The Series B Participating Cumulative Preferred Stock shall rank junior with respect to payment of dividends and on liquidation to all other series of the Company's preferred stock outstanding on the date hereof and to all


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such other series that may be issued after the date hereof except to the extent that any such other series specifically provides that it shall rank junior to the Series B Participating Cumulative Preferred Stock.

     10. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Participating Cumulative Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Participating Cumulative Preferred Stock, voting separately as a class.

     11. Fractional Shares. Series B Participating Cumulative Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, to receive dividends thereon, and to participate in any distribution of assets and to have the benefit of all other rights of holders of Series B Participating Cumulative Preferred Stock.

     THIRD: That the Restated Certificate of Incorporation of the Corporation, as amended, is amended so that the designation and number of shares of Series B Participating Cumulative Preferred Stock acted upon in the foregoing resolutions, and the relative rights, preferences and limitations of such series of authorized preferred stock, are as stated in said resolutions.

     IN WITNESS WHEREOF, The Chubb Corporation has caused its corporate seal to be hereunto affixed and this Amendment to be signed by its Chairman, Dean R. O'Hare, and attested by its Secretary, Henry G. Gulick, this 12 day of March, 1999.

                                                         /s/ Dean R. O'Hare
                                                         -----------------------
                                                         Chairman

Attest:
/s/ Henry G. Gulick
----------------------
Secretary


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/x/  Title 14A:1-6 (5) New Jersey Business Corporation Act (File in DUPLICATE)

/ /  Title 15A:1-7 (e) New Jersey Nonprofit Corporation Act (File in TRIPLICATE)

CERTIFICATE OF CORRECTION OF:

Corporation Name: The Chubb Corporation

Corporation Number: 13-2595722 (IRS Employer Identification No.)
(For use by Domestic, Foreign, Profit and Nonprofit Corporations)

     The undersigned hereby submits for filing a Certificate of Correction executed on behalf of the above name Corporation, pursuant to the provisions of the appropriate Statute, checked above, of the New Jersey Statutes.


1.   The Certificate to be corrected is:

     Certificate of Amendment to Restated Certificate Date Filed: March 15, 1999 of Incorporation

2.   The inaccuracy in the Certificate is (indicated inaccuracy or defect):

     RESOLVED: That pursuant to the Restated Certificate of Incorporation of the Corporation, as amended (hereinafter called the "CERTIFICATE OF INCORPORATION"), the By-Laws of the Corporation and the New Jersey Business Corporation Act, the Board of Directors hereby creates a series of authorized Preferred Stock of the Corporation, designated as "Series B Participating Cumulative Preferred Stock", and hereby amends the Certificate of Incorporation by deleting Section B-1 thereof and by adding the following Section B-1 immediately following Section B of Article Fourth of the Certificate of Incorporation so that the designation and the relative voting, dividend, liquidation, conversion and other rights, preferences and limitations of such shares, in addition to those set forth in Section B of the Certificate of Incorporation, are as follows:

3.   The Certificate of Correction hereby reads as follows:

     RESOLVED: That pursuant to the Restated Certificate of Incorporation of the Corporation, as amended (hereinafter called the "CERTIFICATE OF INCORPORATION"), the By-Laws of the Corporation and the New Jersey Business Corporation Act, the Board of Directors hereby creates a series of authorized Preferred Stock of the Corporation, designated as "Series B Participating Cumulative Preferred Stock", and hereby amends, effective as of March 31, 1999, the Certificate of Incorporation by deleting Section B-1 thereof and by adding the following Section B-1 immediately following Section B of Article Fourth of the Certificate of Incorporation so that the designation and the relative voting, dividend, liquidation, conversion and other rights, preferences and limitations of such shares, in addition to those set forth in Section B of the Certificate of Incorporation, are as follows:
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     IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be executed on its behalf by its duly authorized officer on the 18th day of March, 1999.

                                   THE CHUBB CORPORATION

                                   By: /s/ John E. Wisinger
                                       -----------------------------------------
                                       Name: JOHN E. WISINGER
                                       Title: VICE PRESIDENT & ASSOCIATE COUNSEL


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